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AGREEMENT

1. PARTIES

The parties to this Agreement are:

1.1 Samir M. Henalla, M.R.C.O.G. ("HENALLA") having a principal residence at Highfield Hall, 306 Barnsley Road, Sandal, Wakefield, WF2 6AX, United Kingdom; and

1.2 Uroplasty, Inc. ("UROPLASTY"), a corporation organized under the laws of the state of Minnesota, having a principal place of business at 27 18 Summer Street N.E., Minneapolis, Minnesota, 55413-2820.

2. BACKGROUND

2.1 HENALLA is the inventor of an invention disclosed in U.S. Patent Application Ser. No. 09/040,594, filed 18 March 1998, which is a Continuation-In-Part of U.S. Patent Application Ser. No. 08/752,038, filed 19 November 1996, entitled "INSTRUMENT FOR GUIDING DELIVERY OF INJECTABLE MATERIALS IN TREATING URINARY INCONTINENCE."

2.2 UROPLASTY has obtained an absolute assignment from HENALLA of the entire right, title, and interest in the PATENT RIGHTS, as defined below, including without limitation the right to make, have made, use, offer for sale, and sell the ASSIGNED PRODUCT, as defined below.

3. CONSIDERATION

This Agreement is entered into in consideration of the purposes and mutual covenants expressed herein, the sufficiency and adequacy of which are acknowledged by the parties.

4. DEFINITIONS

For the purpose of this Agreement, the following definitions apply:

4.1 "PATENT RIGHTS" shall mean the entire right, title and interest for the United States and all foreign countries in and to any and all inventions which are disclosed in U. S. Patent Application Ser. Nos. 09/040,594 and 08/752,038 entitled "INSTRUMENT FOR GUIDING DELIVERY OF INJECTABLE MATERIALS IN TREATING URINARY INCONTINENCE," such applications and all divisional, continuing, substitute, renewal, reissue and all other applications for patent which have been or shall be filed in the United States and all foreign countries on any of such inventions; all original and reissued patents which have been or shall be issued in the United States and all foreign countries (including U.K. Patent No. 2,284,158) on such inventions; and specifically including the right to file foreign applications under the provisions of any convention or treaty and claim priority based on such application in the United States.




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4.2 "AFFILIATE" shall mean any corporation or organization which directly or indirectly controls, is controlled by or is under common control with UROPLASTY; control being the ownership of at least forty percent (40%) of the stock entitled to vote upon election of directors thereof.

4.3 "SOLD' (or "SALE") shall mean sold or otherwise disposed of for value by UROPLASTY or AFFILIATE, but excluding sales among and between UROPLASTY and AFFILIATES.

4.4 "ASSIGNED PRODUCT" shall mean any and all instruments covered by the PATENT RIGHTS or otherwise embodying an invention covered by the PATENT RIGHTS, which is a product Sold by UROPLASTY or AFFILIATE under conditions or circumstances which, if unassigned, would otherwise constitute infringement of the PATENT RIGHTS.

4.5 "INVENTION" shall mean any device, method, process, or improvement disclosed U.S. Patent Application Ser. Nos. 09/040,594 and 08/752,038.

5. DISTRIBUTORS

5.1 UROPLASTY and AFFILIATES shall have the right at any time to grant the right to distribute the ASSIGNED PRODUCT to any other party or parties for resale distribution upon such terms and conditions as UROPLASTY shall determine.

5.2 HENALLA shall be entitled to receive from UROPLASTY and AFFILIATES the royalty pursuant to Section 7 with respect to sales of ASSIGNED PRODUCT made to such distributors and not upon subsequent sales made by any distributors.

6. COSTS AND PATENT DISCLOSURE

6.1 UROPLASTY shall bear the costs of obtaining and maintaining U.S. and other jurisdiction patents for ASSIGNED PRODUCT. UROPLASTY shall, in its sole discretion, decide whether to pursue or maintain any patent which falls within the scope of PATENT RIGHTS.

6.2 UROPLASTY agrees to provide HENALLA with full disclosure relating to issued Patents claims and all related reissued Patents, continuations, and divisional applications related thereto. HENALLA agrees that all patent claims, supporting data, know how, and documentation is confidential and shall not be disclosed to third parties without the expressed written consent of UROPLASTY.

7. ROYALTIES. RECORDS AND REPORTS

7.1 UROPLASTY shall pay to HENALLA royalties at the rate of 10 British Pounds per unit sold by it to both direct customers and to UROPLASTY's distributors.

7.2 Upon the sale or licensing or other disposal of the manufacturing rights to the ASSIGNED PRODUCT by UROPLASTY to a third party, UROPLASTY shall ensure that HENALLA shall continue to receive 10 British pounds per unit sold by such third party as per the terms of this Agreement.




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7.3 Royalties shall be paid quarterly on the last day of each of the months of
August, November, February, and May for the ASSIGNED PRODUCT for the three month period ending the last day of each fiscal quarter ending June, September, December, and March. Each payment shall be accompanied by documentation supporting the determination of the royalty payment amount.

7.4 UROPLASTY shall keep accurate books of account containing information which may be necessary for the purpose of showing the amount payable to HENALLA under this Agreement. Said books of account shall be kept at UROPLASTY's principal place of business. Said books and the supporting data shall be open at reasonable times, for two (2) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), for inspection by an independent certified public accountant retained by HENALLA and reasonably acceptable to UROPLASTY for the purpose of verifying UROPLASTY's determination of royalties earned.

7.5 All amounts payable hereunder by UROPLASTY to HENALLA shall be payable in British Pounds to HENALLA's designated account at the Halifax Building Society in the United Kingdom.

7.6 All payments under this Agreement shall be made in full without deduction of taxes, charges, or any other duties that may be imposed, except to the extent that credit may be obtained for such taxes, charges, or duties against HENALLA's tax payable on such sums either: (a) under a double taxation convention between the government of the United Kingdom and the United States; or (b) under unilateral provisions for granting such credit in the legislation of the United Kingdom. UROPLASTY will not be obligated to withhold any taxes, charges, or duties, nor be otherwise responsible for establishing credit for such taxes, charges, or duties, associated with any payments to HENALLA under this Agreement.

7.7 UROPLASTY shall provide HENALLA with certificates of tax deducted from the payments made under this Agreement, duly certified by relevant authorities, in the event that UROPLASTY is required by relevant authorities to deduct such taxes.

8. BEST EFFORTS COMMERCIALIZATION

UROPLASTY agrees to use its best efforts to develop, manufacture, commercialize, and sell the Assigned Product.

9. TECHNICAL ASSISTANCE

9.1 HENALLA agrees to reasonably assist UROPLASTY with creation of applicable package labeling and product insert technical data for the ASSIGNED PRODUCT and with clinical data per European Committee for Standardization, Adopted European Standard, EN 5,40: 1993, Clinical Investigation of Medical Devices for Human Subjects, date of ratification (dor): 1993-06-21.




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9.2 UROPLASTY will reimburse pre-approved expenses of HENALLA for assistance requested by UROPLASTY and acknowledges that HENALLA shall not be held liable for any loss arising out of HENALLA's acts in providing technical assistance to UROPLASTY.

10. DURATION

This Agreement takes effect immediately and shall continue until the date of expiry of the longest-lasting issued patent relating to the ASSIGNED PRODUCT.

11. ASSIGNMENT

The provisions of this Agreement shall inure to the benefit of, and be binding upon, the executors, administrators, heirs, distributees and assigns of the parties hereto.

12. LITIGATION

12.1 HENALLA agrees to cooperate with UROPLASTY to protect any Patents within the PATENT RIGHTS from infringement and, if necessary, testify. UROPLASTY agrees to compensate HENALLA for such cooperation solely in the form of reimbursement for any out-of-pocket costs incurred by HENALLA in cooperating with UROPLASTY.

12.2 UROPLASTY in its sole discretion may decide whether to initiate suit against an alleged infringer.

12.3 Any sums recovered from an infringer by way of damages, account of profits, attorneys fees, costs, or any other recovery shall belong to UROPLASTY only.

13. INDEMNIFICATION

UROPLASTY agrees to indemnify and hold HENALLA harmless against any and all liability, damages, costs and expenses, including attorney's fees, incurred by HENALLA by reason of any claim, alleged or actual defect or insufficient design, materials or workmanship, or package labeling or product insert technical data instructions for use in the production or sale of ASSIGNED PRODUCT.

14. DOCUMENTS AND OTHER OBLIGATIONS

14.1 HENALLA at UROPLASTY's request shall execute all documents deemed reasonably necessary to evidence, record, or protect UROPLASTY's PATENT RIGHTS.

14.2 HENALLA agrees to carry out in good faith the intent and purpose of this Agreement.

14.3 HENALLA agrees to execute all divisional, continuing, substitute, renewal, reissue, and all other patent applications on any and all such improvements; execute all rightful oaths, declarations, assignments, powers of attorney and other papers; communicate to UROPLASTY all facts known to the undersigned relating to such improvements and the history thereof; and generally do everything possible which UROPLASTY shall consider desirable for vesting title to such improvements in UROPLASTY, and for securing, maintaining and enforcing proper patent protection for such improvements.




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14.4 HENALLA covenants not to knowingly engage in activity that would in any way diminish the value of the PATENT RIGHTS transferred to UROPLASTY.

14.5 UROPLASTY agrees to compensate HENALLA for actions performed by HENALLA under the terms of Sections 14.1 and 14.3 solely in the form of reimbursement for any out-of-pocket costs incurred by HENALLA in performing such actions for UROPLASTY.

15. ALTERNATIVE DISPUTE RESOLUTION

15.1 DISPUTE DEFINED. A "Dispute" within the meaning of this ADR Section 15 shall be any dispute or disagreement between the parties to this Agreement which relates to or arises out of this Agreement or the validity, enforcement, performance, breach, termination or construction of this Agreement.

15.2 INITIATION OF THE ADR PROCESS. Either party may initiate the ADR dispute resolution process of this Section 15, at any time, by giving Written Notice to the other party, describing in general terms the nature of the Dispute, the initiating party's claim for relief, and identifying by name, address, telephone and fax numbers one or more essentially-available individuals with authority to settle the Dispute on such party's behalf.

15.4 NEGOTIATION. The parties agree that if any Dispute occurs, they will attempt, prior to the commencement or conduct of litigation of such Dispute to resolve that Dispute amicably by timely negotiation between promptly appointed and fully authorized personnel.

15.5 MEDIATION. If for any reason the Dispute is not settled within 45 days of such initiating Written Notice (which time the parties may extend or shorten by mutual agreement), then the parties shall endeavor in good faith to settle the Dispute by mediation under the then current rules except as herein modified, of the International Chamber of Commerce Court of Arbitration, hereinafter "ICC," whose present address is 38, Cours Albert ler, 75008 Paris, France.

15.6 ARBITRATION. If the Dispute is not settled by mediation within fifteen days after the mediation or any agreed change of that term, then the Dispute shall be settled by binding arbitration in accordance with the then current ICC Rules by a sole arbitrator whom shall be appointed by the parties.

16. MISCELLANEOUS

16.1 This Agreement constitutes the entire agreement between the parties hereto and hereby revokes and supersedes all prior agreements between the parties relating to the PATENT RIGHTS, with the exception of the absolute assignment referenced above in Section 2.2. No waiver or modification of the terms hereof shall be valid unless in writing and signed by the parties and then only to the extent therein provided.



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16.2 Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail addressed to:

Samir M. Henalla, M.R.C.O.G
Highfield Hall
306 Barnsley Road
Sandal, Wakefield, WF26AX
UNITED KINGDOM

OR

Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, MN 554 13
UNITED STATES

Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this Agreement, the time limit therefore shall be five (5) full business days, not including the day of mailing.

16.3 The law applicable to this Agreement is the law of England and Wales and the Parties hereby submit to the jurisdiction of the Courts of England and Wales.

16.4 Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach, shall be resolved according to the ADR dispute resolution provisions set forth in Section 15.

16.5 Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty concerning the legal right of the parties to contract, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

16.6 Should any clause, term or provision of this Agreement be held to be illegal or in conflict with any law, the validity of the remaining clauses, terms and provisions of this Agreement shall not be affected thereby, and parties hereto expressly stating they would have entered into this Agreement had any such clause, term or provision been omitted therefrom.

16.7 Failure by any party at any time to require performance of any provision of this Agreement shall not affect the right of the party requiring performance to require full performance thereafter, and a waiver by any party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.



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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Agreement on the date(s) indicated below, to be effective the lattermost date on which the Agreement is executed by either party.


UROPLASTY, INC. (UROPLASTY)                      SAMIR M. HENALLA (HENALLA)

By:  /s/ Daniel G. Holman                        By: /s/ Samir M. Henalla
    ---------------------------------               ----------------------------
     Chairman and CEO

Date:  October 14, 1998                          Date:  October 6, 1998

Attest: /s/ Linda L. Westberg                    Attest: /s/ Fiona Joy Waldoch



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